INDEPENDENT AUDITORS' REPORT



The Board of Trustees and Shareholders
of  MW Capital Management Funds:

We have audited the accompanying statements of assets and liabilities of MW Capital Management Funds (the "Trust"), compising, respectively, the Metropolitan West Capital Intrinsic Value Equity Fund and Metropolitan West Capital International Value Fund (the "Funds") as of November 29, 2001, and the related statement of operations for the period from October 10, 2001 (inception) through November 29, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Funds at November 29, 2001, and the results of operations for the period from October 10, 2001 (inception) through November 29, 2001, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Los Angeles, California
November 30, 2001